Exhibit 99.1

Worthington Reports First Quarter Fiscal 2013 Results

COLUMBUS, OH--(Marketwire - September 26, 2012) - Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $666.0 million and net earnings of $34.0 million, or $0.49 per share, for its fiscal 2013 first quarter ended August 31, 2012. For last year's first quarter, the Company reported net sales of $602.4 million and net earnings of $25.7 million, or $0.35 per share.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	1Q 2013	4Q 2012	1Q 2012
Net sales	$666.0	$755.4	$602.4
Operating income	33.4	59.5	21.2
Equity income	22.6	22.2	24.7
Net earnings	34.0	52.1	25.7
Earnings per share	$0.49	$0.75	$0.35

"I am pleased with the results of our first quarter," said John McConnell, Chairman and CEO of Worthington Industries. "Steel Processing, while still benefitting from automotive demand, experienced declining steel pricing during the quarter. Pressure Cylinders had strong volume in its product lines and increased demand in the alternative fuel business and Engineered Cabs delivered good results." McConnell added, "We continue to position the Company to grow both organically and by adding new businesses."

Consolidated Quarterly Results

Net sales for the first quarter ended August 31, 2012, were $666.0 million, up 11% from the comparable quarter in the prior year, when net sales were $602.4 million. Of the increase, $112.0 million related to increased volume, which includes $87.5 million from the combined acquisitions of Angus Industries, reported under the Engineered Cabs segment, and the acquisitions in Pressure Cylinders. The increase in volume was partially offset by lower average selling prices, primarily in Steel Processing, which were affected by the declining market price of steel.

Gross margin for the current quarter was $93.7 million, compared to $71.5 million in the prior year quarter. The $22.2 million increase was mainly the result of the acquisitions and a more favorable product mix.

Worthington Industries
September 27, 2012

SG&A expense increased $14.1 million over the prior year quarter driven by the impact of acquisitions and reduced expenses in the prior year quarter of $4.4 million from the favorable settlement of a legal dispute.

Operating income for the current quarter was $33.4 million, compared to $21.2 million in the prior year quarter. The $12.2 million increase is mostly due to acquisitions and the $4.1 million reduction in the net losses from impairments, restructuring charges and joint venture transactions. In the current quarter, we incurred a $1.6 million charge related to certain impaired assets in Pressure Cylinders, $0.4 million in restructuring charges, and $1.2 million in gains related to asset sales from the joint venture transactions.

Interest expense was $5.3 million in the quarter, compared to $4.7 million in the comparable period in the prior year primarily due to the impact of higher average debt levels.

Equity in net income from unconsolidated joint ventures was $22.6 million, a decrease of $2.1 million from the comparable quarter in the prior year, on sales of $446.9 million. In the current quarter, WAVE contributed $18.4 million of earnings and TWB contributed $2.6 million, with the balance of $1.6 million from the remaining joint ventures.

For the current quarter, income tax expense of $16.1 million increased from $13.3 million in the prior year quarter due primarily to higher earnings. The current quarter income tax expense reflects an estimated annual effective tax rate of 32.6% compared to 32.4% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $459.6 million, down $74.1 million from May 31, 2012. During the current quarter, the Company issued $150.0 million of 12-year unsecured Senior Notes through a private placement and used the net proceeds to repay a portion of the borrowings outstanding under the Company's trade accounts receivable securitization and revolving credit facilities. As of August 31, 2012, the Company had utilized $15.0 million of its $150.0 million trade accounts receivable securitization facility, and $30.4 million was drawn on the Company's $425.0 million revolving credit facility.

Quarterly Segment Results

Steel Processing's net sales of $380.0 million were down 7%, or $28.2 million, from the prior year quarter. Lower average selling prices decreased net sales by $42.6 million, while a change in product mix favorably impacted net sales by $14.4 million. The mix of direct versus toll tons processed was 54% to 46% this quarter, compared with a 51% to 49% mix in the comparable quarter of the prior year. Operating income decreased slightly by $0.3 million as a favorable change in product mix was offset by a decrease in the spread between selling and material prices.

Pressure Cylinders' net sales of $194.2 million were up 15% from the comparable prior year quarter. Pressure Cylinders' operating income was $15.0 million, up $3.1 million from the prior year quarter, which included a $4.4 million non-recurring legal dispute benefit. Acquisitions, combined with an improvement in the existing operations, drove the results.

Worthington Industries
September 27, 2012

Engineered Cabs, consisting of the operations of Angus Industries Inc. acquired on December 29, 2011, generated net sales of $64.5 million in the current quarter and reported operating income of $4.7 million.

The entities included in "Other" are the Construction, Energy and Steel Packaging operating segments, as well as other non-allocated expenses. Operations in "Other" reported net sales of $27.3 million, which was $1.9 million higher than in the prior year quarter mostly due to our Military Construction business. These operations reported a combined loss of $2.3 million for the quarter primarily resulting from losses generated in the construction business due to the difficult economic environment.

Recent Developments

•
On June 27, 2012, the Company declared a quarterly dividend of $0.13 per share, an increase of $0.01 per share from the prior quarter.  The dividend is payable on September 28, 2012, to shareholders of record September 14, 2012.

•
On August 10, 2012, the Company issued $150 million of 12-year unsecured Senior Notes due 2024 through a private placement with Prudential Capital Group. The notes bear interest at a fixed rate of 4.60%.

•
On September 17, 2012, the Company acquired the Westerman Companies, a manufacturer of tanks and pressure vessels for the oil and gas, nuclear and marine markets.  The purchase price was $70 million, of which approximately $6 million went to pay down Westerman debt.  These operations will be reported in the Pressure Cylinders’ operating segment.

Outlook

"We remain confident in our strategy, but the economic recovery is lacking momentum as there is uncertainty on a number of fronts," McConnell said. "We have started to see some slowing in automotive, agriculture and mining markets, but it is unclear if this will turn into a longer term issue and what the impact may be on our volumes. Our recent Pressure Cylinders acquisition of the Westerman Companies positions us well in the growing oil and gas markets, as well as for nuclear and marine products. We also see opportunities to expand the oil & gas business around the Utica and Marcellus shale drilling, and we see demand in our alternative fuel business growing."

Conference Call

Worthington will review first quarter results during its quarterly conference call on September 27, 2012, at 10:30 a.m., Eastern Daylight Saving Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Worthington Industries
September 27, 2012

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2012 fiscal year sales of $2.5 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, exploration, recovery and production products for global energy markets; scuba tanks, and compressed natural gas storage cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings, laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs more than 10,000 people and operates 82 facilities in 12 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company's markets; the impact of judicial rulings and governmental regulations, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, both in the United States and abroad; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I - Item 1A. - Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2012.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended
	August 31,
	2012	2011
Net sales	$666,035	$602,387
Cost of goods sold	572,384	530,925
Gross margin	93,651	71,462
Selling, general and administrative expense	59,422	45,361
Impairment of long-lived assets	1,570	-
Restructuring and other expense	403	1,703
Joint venture transactions	(1,162)	3,215
Operating income	33,418	21,183
Other income (expense):
Miscellaneous income	165	401
Interest expense	(5,259)	(4,688)
Equity in net income of unconsolidated affiliates	22,643	24,697
Earnings before income taxes	50,967	41,593
Income tax expense	16,102	13,252
Net earnings	34,865	28,341
Net earnings attributable to noncontrolling interest	903	2,688
Net earnings attributable to controlling interest	$33,962	$25,653

Basic
Average common shares outstanding	68,278	71,518
Earnings per share attributable to controlling interest	$0.50	$0.36

Diluted
Average common shares outstanding	69,571	72,418
Earnings per share attributable to controlling interest	$0.49	$0.35

Common shares outstanding at end of period	68,679	70,042

Cash dividends declared per share	$0.13	$0.12

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	May 31,
	2012	2012
Assets
Current assets:
Cash and cash equivalents	$30,481	$41,028
Receivables, less allowances of $3,593 and $3,329 at August 31, 2012
and May 31, 2012, respectively	359,660	400,869
Inventories:
Raw materials	206,656	211,543
Work in process	93,681	115,510
Finished products	83,245	74,887
Total inventories	383,582	401,940
Income taxes receivable	1,394	892
Assets held for sale	11,768	7,202
Deferred income taxes	20,397	20,906
Prepaid expenses and other current assets	38,903	41,402
Total current assets	846,185	914,239

Investments in unconsolidated affiliates	244,087	240,882
Goodwill	156,754	156,681
Other intangible assets, net of accumulated amortization of $18,040 and
$16,103 at August 31, 2012 and May 31, 2012, respectively	98,695	100,333
Other assets	18,900	22,585
Property, plant and equipment, net	440,885	443,077
Total assets	$1,805,506	$1,877,797

Liabilities and equity
Current liabilities:
Accounts payable	$237,885	$252,334
Short-term borrowings	51,234	274,923
Accrued compensation, contributions to employee benefit plans
and related taxes	47,624	71,271
Dividends payable	9,371	8,478
Other accrued items	38,634	38,231
Income taxes payable	6,721	11,697
Current maturities of long-term debt	1,256	1,329
Total current liabilities	392,725	658,263

Other liabilities	69,371	72,371
Distributions in excess of investment in unconsolidated affiliate	64,801	69,165
Long-term debt	407,097	257,462
Deferred income taxes	79,131	73,099
Total liabilities	1,013,125	1,130,360

Shareholders' equity - controlling interest	741,104	697,174
Noncontrolling interest	51,277	50,263
Total equity	792,381	747,437
Total liabilities and equity	$1,805,506	$1,877,797

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	August 31,
	2012	2011
Operating activities
Net earnings	$34,865	$28,341
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	14,987	12,854
Impairment of long-lived assets	1,570	-
Provision for deferred income taxes	4,679	7,678
Bad debt expense	7	29
Equity in net income of unconsolidated affiliates, net of distributions	(7,358)	(5,069)
Net loss (gain) on sale of assets	2,310	(415)
Stock-based compensation	3,193	3,201
Changes in assets and liabilities:
Receivables	38,116	27,374
Inventories	17,019	5,915
Prepaid expenses and other current assets	(145)	611
Other assets	2,847	1,273
Accounts payable and accrued expenses	(39,573)	(96,848)
Other liabilities	(1,519)	216
Net cash provided (used) by operating activities	70,998	(14,840)

Investing activities
Investment in property, plant and equipment, net	(16,705)	(6,472)
Acquisitions, net of cash acquired	-	(41,000)
Distributions from unconsolidated affiliates	-	(785)
Proceeds from sale of assets	6,585	5,041
Net cash used by investing activities	(10,120)	(43,216)

Financing activities
Net proceeds from (repayments of) short-term borrowings	(223,688)	76,250
Proceeds from long-term debt	150,000	-
Principal payments on long-term debt	(442)	-
Proceeds from issuance of common shares	10,855	8,208
Payments to noncontrolling interest	-	(3,120)
Repurchase of common shares	-	(35,405)
Dividends paid	(8,150)	(7,169)
Net cash provided (used) in financing activities	(71,425)	38,764

Decrease in cash and cash equivalents	(10,547)	(19,292)
Cash and cash equivalents at beginning of period	41,028	56,167
Cash and cash equivalents at end of period	$30,481	$36,875

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.
	Three Months Ended
	August 31,
	2012	2011
Volume:
Steel Processing (tons)	695	703
Pressure Cylinders (units)	21,469	14,593

Net sales:
Steel Processing	$379,972	$408,174
Pressure Cylinders	194,236	168,829
Engineered Cabs	64,495	-
Other	27,332	25,384
Total net sales	$666,035	$602,387

Material cost:
Steel Processing	$279,734	$306,650
Pressure Cylinders	92,084	86,553
Engineered Cabs	32,111	-

Operating income (loss):
Steel Processing	$16,019	$16,276
Pressure Cylinders	15,026	11,915
Engineered Cabs	4,694	-
Other	(2,321)	(7,008)
Total operating income	$33,418	$21,183

The following provides detail of impairment of long-lived assets, restructuring and other expense, and joint venture transactions included in operating income by segment presented above.

	Three Months Ended
	August 31,
	2012	2011
Impairment of long-lived assets and restructuring and other expense:
Steel Processing	$-	$-
Pressure Cylinders	1,576	-
Engineered Cabs	-	-
Other	397	1,703
Total impairment of long-lived assets and restructuring and other expense	$1,973	$1,703

	Three Months Ended
	August 31,
	2012	2011
Joint venture transactions:
Steel Processing	$-	$-
Pressure Cylinders	-	-
Engineered Cabs	-	-
Other	(1,162)	3,215
Total joint venture transactions	$(1,162)	$3,215